SMITH BARNEY FUNDS, INC.
Managed Government FUND


On March 11, 2005, a special meeting of the shareholders of the Fund was held for the purpose of voting on the following matters:


1. To approve a change in the investment objective of the Fund.

   The results of the vote on Proposal 1 were as follows:

Share           Percentage Percentage     Shares
Voted           of Shares  of Outstanding Voted
For             Voted      Shares         Against

13,455,042.073  85.34%     48.08%         1,192,956.393


Percentage      Percentage      Votes
of Shares       of Outstanding  Abstained
Voted           Shares

7.57%           4.26%           1,117,029.264


% of Shares     Percentage
Voted           of Outstanding
                Shares

7.09%           3.99%




2. To approve the subadvisory agreement between SBFM and Citigroup Asset Management Limited with respect to the Fund.


   The results of the vote on Proposal 2 were as follows:

Share           Percentage Percentage     Shares
Voted           of Shares  of Outstanding Voted
For             Voted      Shares         Against

13,453,461.494  85.34%     48.08%         1,112,271.325


Percentage      Percentage      Votes
of Shares       of Outstanding  Abstained
Voted           Shares

7.05%           4.26%           1,199,294.911


% of Shares     Percentage
Voted           of Outstanding
                Shares

7.61%           3.99%